Exhibit 99.1

August 5, 2008	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES THE ELECTION OF MICHAEL BOCHERT
TO ITS BOARD OF DIRECTORS
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced that Michael Bochert has been elected to its board of directors as an independent director. Mr. Bochert will also serve on the Company’s audit committee and compensation committee.
Mr. Bochert is currently an independent investment banker and has 40 years of experience in investment banking and finance, including as Executive Vice President of Corporate Strategy and Finance of the John Ryan Company, a Managing Director of Investment Banking of Cherry Tree Securities, LLC, and as a Principal with the Stonehill Group. Mr. Bochert has also held positions with Dain Bosworth, L.F. Rothschild, Unterberg, Towbin, and Piper, Jaffray & Hopwood, and was the founding President of the Minnesota Cooperation Office.
Mr. Bochert was elected to fill the vacancy of the board of directors caused by the resignation of Jerry W. Grabowski from the board and the vacancy on the audit committee and compensation committee caused by the resignation of Dale A. Nordquist from those committees in connection with his appointment as the Company’s President and Chief Executive Officer. As a result of Mr. Bochert’s election, the Company has regained compliance with the independent director and audit committee composition requirements for continued listing on the Nasdaq Capital Market under Marketplace Rule 4350, as the Company again has a majority of independent directors on the board and an audit committee consisting of three independent directors.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
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Contact:
Jeff Mathiesen
763-551-1125